ZANETT, INC. RECEIVES NOTICE FROM NASDAQ REGARDING COMPLIANCE WITH MINIMUM CLOSING BID PRICE RULE

NEW YORK—(BUSINESS WIRE)—September 21, 2009—Zanett, Inc. (NASDAQ: ZANE - News) announced today that on September 17, 2009, it received a deficiency letter from The Nasdaq Stock Market indicating that Zanett is not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), due to the closing bid price of Zanett's common stock falling below $1.00 for 30 consecutive business days.  In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Zanett has 180 calendar days, or until March 15, 2010, to regain compliance with this requirement.  At this time, this notification has no effect on the listing of Zanett's common stock on The Nasdaq Capital Market.

Zanett can regain compliance with this listing criterion if the bid price of its common stock closes at $1.00 or higher for a minimum of 10 consecutive business days during the initial 180-day grace period.  However, Nasdaq may, in its discretion, require Zanett to maintain a minimum closing bid price of $1.00 per share for a period in excess of ten consecutive business days (but generally no longer than 20 consecutive business days) before determining that Zanett has demonstrated an ability to maintain long-term compliance with the rule.  If Zanett does not achieve compliance by March 15, 2010, but at such time meets all other listing requirements for The Nasdaq Capital Market, it will be afforded an additional 180-day period in which to regain compliance with the minimum bid price rule.  Zanett currently meets all other listing criteria.  If Zanett is not eligible for the additional 180-day grace period, or does not regain compliance with the minimum closing bid price requirement during any additional grace period, Nasdaq will provide written notice to Zanett that its common stock will be delisted from The Nasdaq Capital Market.  At such time, Zanett would be able to appeal the delisting determination to a Hearings Panel of Nasdaq's Listing Qualifications Department.

Management and Zanett's board of directors are considering various alternatives to address the issues presented by the deficiency letter from Nasdaq.

About Zanett, Inc.
 Zanett is a leading business process outsourcing (BPO), IT enabled services (ITES), and information technology (IT) consulting firm serving Fortune 500 corporations, and mid-market companies.  Zanett also delivers custom business solutions that integrate and implement Oracle's full suite of product offerings - Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of industry-focused delivery expertise is provided to clients, including Managed Services, Enterprise Applications, Business Intelligence, SOA, and Middleware Technologies.  Zanett also provides full infrastructure and application hosting, utilizing local and international resources, remote and onsite DBA support, all on a 24x7 basis.

Zanett currently employs over 205 people nationwide, is headquartered in New York City, and operates out of 8 offices (Atlanta, Boston, Cincinnati, Indianapolis, Jacksonville, New York City, North Palm Beach and the Philippines). For more information, please visit http://www.zanett.com.

Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with Oracle Corporation, and no implication is made whatsoever to suggest as such.

Zanett, Inc.
Anthony B. Jones 212-583-0300